EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 14, 2016, relating to the consolidated financial statements and financial statement schedule of Computer Sciences Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Computer Sciences Corporation for the fiscal year ended April 1, 2016.

/s/ Deloitte & Touche LLP

McLean, Virginia
March 30, 2017